[Heidrick & Struggles Letterhead]

August 15, 2011

Richard W. Pehlke Address on File with the Company

Dear Richard:

On behalf of Heidrick & Struggles, Inc. (“HSI” or the “Company”), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: You will commence employment on August 15, 2011.

2.	Title: You will serve as Executive Vice President and Chief Financial Officer reporting directly to the Company’s Chief Executive Officer.

3.	Location: You will be based in the Company’s Chicago Corporate office.

4.	Base Salary: You will receive a monthly salary of $31,520 (which is equivalent to $375,000 annually) payable at the end of each month.

5.	Management Incentive Plan (MIP) Participation: You will participate in the MIP at the Tier 1 level.

6. Management Bonus: You will be eligible for a target management bonus equal to 100% of your base salary. For 2011, you are eligible for a target management bonus equal to $218,750, which reflects the pro ration of your target management bonus for the period June 1, 2011 to December 31, 2011. Notwithstanding the foregoing, for 2011 you will receive a minimum guaranteed bonus equal to $109,375 (this reflects 50% of your pro-rated target bonus), subject to your continued employment with the Company. Bonuses earned and payable beyond 2012 will be payable per the Company’s policy at that time. All bonuses are discretionary and are not earned until reviewed and approved by the Human Resources and Compensation Committee of the Board of Directors of Heidrick & Struggles International, Inc. (“HSII”), the parent company of HSI. Bonuses are only payable if you are employed by the Company on the date such bonus is paid.

7.	Incentive Compensation and Other Plans: You will be eligible to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier 1 and the Management Severance Pay Plan and Summary Play Description as a Tier I executive, as such plans may be amended from time to time.

8.	Promotional Equity Award: You will receive a one-time promotional award of restricted stock units (“RSUs”) having a value equal to $200,000 on the grant date, which will vest at the rate of one-third on each of the first, second and third anniversaries of the date that the RSUs are granted, subject to the approval of the HSII Human Resources and Compensation Committee of the Board of Directors (“HRCC”) and your execution of the grant agreements.

9.	Annual Equity Awards: You will receive consideration for annual equity grants as
	part of your	performance and compensation review. Annual equity awards are subject to the approval of the HRCC.

10	Benefits: You will be eligible to participate in the Company's benefit programs to the same extent as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc.

401(k) Profit Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company's Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company's plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

11.	Employment Authorization: Pursuant to the Immigration and Nationality Act, the Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, the Company must complete an Employment Eligibility Verification Form I-9 within three days of an employee’s hire date. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from “List A” or (ii) one document from “List B” and one document from “List C” of the form (see page two of the enclosed I-9 Form).

Your initial and continuing employment will be subject to your having the ability to work legally in the United States. If you anticipate having difficulty completing the Form I-9 or producing the required documents, please advise me as soon as possible.

12.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

13.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

14.	Termination of Employment:

a.	Employment at Will: You will be an "employee at will" of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the "Termination Date"), and any other amounts required by law. You will also be entitled to participate in the Change in Control Severance Plan as a Tier 1 executive and Section 16(b) Officer as well as the Management Severance Pay Plan as a Tier 1 executive, as such, plans may be modified or amended from time to time.

d.	Definition of Cause: For purposes of this Agreement, "Cause" shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, gross negligence, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your indictment of, or plea of nolo contendere to, a crime constituting a (x) a felony under the laws of the United States or any state thereof or (y) misdemeanor involving moral turpitude; (iii) your material violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company's business; (v) any act or omission which results in the restatement of the financial statements of HSII or a subsidiary of HSII; (vi) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vii) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company or its affiliates, or to abide by the Company's policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (viii) your habitual or gross use of alcohol or controlled substances which interferes with the performance of your duties and obligations on behalf of the Company; or (ix) your death or Disability, as hereinafter defined. For purposes of this Agreement, "Disability" shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury. The determination of whether the Executive has been terminated for “Cause” will be made at the sole discretion of the HRCC.

	e.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

15.	Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

16.	Non-Solicitation/Non-Competition: Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company for Cause, you shall not (i) become engaged in or otherwise become interested in a role that provides or intends to provide similar services in the geographical area served during your employment; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another person in hiring any employee of the Company or its affiliates who potentially possesses the Company or its affiliate's confidential information for a position where the employee's knowledge of such information might be relevant. The provisions of this Section 16 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

Each of the foregoing restrictions contained in Section 16 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in Section 16 are reasonable in scope and duration and are necessary to protect the Company's confidential information and other business interests. If any provision of Section 16 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

17.	The parties agree and acknowledge that the breach of Section 15 or 16 will cause irreparable damage to the Company, and upon actual or threatened breach of any provision of either section the Company will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

18.	Other Legal Matters:

	a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company's United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

d.	Waiver of Jury Trial: Each of the parties hereto irrevocably waives any and all rights to trail by jury in any legal proceeding arising out of your employment or related to this Agreement or the transactions contemplated hereby.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Corporate Office, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 14 (b) and (c) and 15 through 17 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

i.	Termination of Consulting Agreement: Effective upon the execution of this Agreement, the parties hereto mutually agree that the Consulting Agreement, dated May 16, 2011, between you and the Company is hereby terminated and shall be of no further force and effect.

Rich, I wish you all the best in your new role.

Sincerely, /s/ L. Kevin Kelly L. Kevin Kelly Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

_/s/ Richard W. Pehlke	August 15, 2011
Richard W. Pehlke	Date

Copy:

Richard J. Caldera, Chief Human Resources Officer Stephen. W. Beard, General Counsel